Exhibit 99.1

Contact:	Tad Walden
Corporate Communications
On Command Corporation
(720) 873-3321
twalden@ocv.com

Bernard G. Dvorak

SVP and CFO

On Command Corporation
(720) 873-3640
bdvorak@ocv.com

FOR IMMEDIATE RELEASE

On Command reports results for the

third quarter of 2003

•                  On Command’s third quarter conference call will take place at 4:00 pm ET on November 19, 2003.  To participate, please dial (800) 309-9490 in the U.S. or (706) 634-6055 internationally at least ten minutes prior to the call.  The conference ID is 4046585.

•                  The first conference call will be Web cast live at www.oncommand.com.

•                  Replays are available via the Web site beginning November 19, 2003 after 5:00 pm ET and ending November 26, 2003 at 11:59 pm ET.  Telephone replays will be available for the same period by dialing (800) 642-1687 in the U.S. or (706) 645-9291 internationally.

Denver, Colorado, November 19, 2003 – On Command Corporation (OTCBB: ONCO), a leading provider of in-room interactive services, business information and guest services for the lodging industry, today announced its financial results for the quarter and nine months ended September 30, 2003.

Total net revenue for the third quarter of 2003 was $61.0 million compared to $60.8 million in the third quarter of 2002.  Room revenue increased by 2.5% to $59.5 million in the third quarter of 2003 compared to $58.0 million in the third quarter of 2002.

Adjusted EBITDA (defined by On Command as revenue less direct costs of revenue and other cash operating expenses, excluding depreciation and amortization and asset impairments and other charges) for the third quarter of 2003 was $15.5 million, a decrease of $2 million compared to Adjusted EBITDA in the third quarter of 2002 of $17.5 million.  For the nine months ended September 30, 2003, Adjusted EBITDA was $45.3 million compared to $49.6 million in the comparable period in 2002.   (Please see schedule 1 attached for a reconciliation of 2003 and 2002 Adjusted EBITDA to loss from operations.)

Loss from operations for the third quarter ended September 30, 2003 was $4.3 million compared to $2.5 million for the corresponding period of 2002.

The Company reported a net loss attributed to common stockholders of $11.1 million ($0.36 per share) for the quarter, compared to a $8.3 million ($0.27 per share) net loss for the corresponding period in 2002.

Revenue per room for the third quarter was $23.49 compared to $22.86 for the same period in 2002, the increase due primarily to an increase in revenue generated from short subjects, digital music and television-based Internet products.

Highlights for the third quarter include:

•                  installed the digital platform in 10,000 rooms, bringing the total number of digital rooms to 343,000 or 39.0% of the total owned room base of 879,000;

•                  installed the digital music product in more than 43,600 rooms and the TV Internet service to more than 6,600 rooms, bringing total digital music rooms to 293,000 and TV Internet capability to 285,000 rooms;

•                  reduced capital spending for the nine months ended September 30, 2003 to $35.4 million, compared to $41.4 million in the first nine months of 2002.

About On Command

On Command Corporation (www.oncommand.com) is a leading provider of in-room entertainment technology to the lodging and cruise ship industries.  On Command is a majority-owned subsidiary of Liberty Satellite & Technology, Inc.

On Command entertainment services include:  on-demand movies; television Internet services using high-speed broadband connectivity; television email; short form television features covering drama, comedy, news and sports; PlayStation video games; and music-on-demand services through Instant Media Network, a majority-owned subsidiary of On Command Corporation and the leading provider of digital on-demand music services to the hotel industry.  All On Command products are connected to guest rooms and managed by leading edge video-on-demand navigational controls and a state-of-the art guest user interface system.  The guest menu system can be customized by hotel properties to create a robust platform that services the needs of On Command hotel partners and the traveling public.  On Command and its distribution network services more than 1,000,000 guest rooms, which touch more than 300 million guests annually.

On Command’s direct served hotel properties are located in the United States, Canada, Mexico, and Spain.  On Command distributors serve cruise ships operating under the Royal Caribbean, Costa and Carnival flags.  On Command hotel properties include more than 100 of the most prestigious hotel chains and operators in the lodging industry:  Accor, Adam’s Mark Hotels & Resorts, Fairmont, Four Seasons, Hilton Hotels Corporation, Hyatt, Loews, Marriott (Courtyard, Renaissance, Fairfield Inn and Residence Inn), Radisson, Ramada, Six Continents Hotels (Inter-Continental, Crowne Plaza and Holiday Inn), Starwood Hotels & Resorts (Westin, Sheraton, W Hotels and Four Points), and Wyndham Hotels & Resorts.

###

ON COMMAND CORPORATION

(An Indirect Consolidated Subsidiary of Liberty Media Corporation)

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2003	December 31, 2002
	(amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,642	$4,501
Accounts receivable, net	29,675	33,525
Other current assets	3,305	3,461
Total current assets	34,622	41,487

Property and equipment:
Video systems
In service	680,719	668,697
Construction in progress	28,924	37,511
	709,643	706,208
Support equipment, vehicles and leasehold improvements	26,774	26,245
	736,417	732,453
Accumulated depreciation	(483,159)	(457,482)
	253,258	274,971

Goodwill	65,642	65,580

Other assets, net	14,798	14,444

Total assets	$368,320	$396,482

	September 30, 2003	December 31, 2002
	(amounts in thousands)
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$18,807	$28,689
Accounts payable to parent	1,724	1,906
Accrued compensation	5,523	6,433
Sales, use and property tax liabilities	5,125	4,585
Other accrued liabilities	8,142	7,987
Common stock subject to repurchase obligation	1,876	2,333
Current portion of debt	9,704	833
Total current liabilities	50,901	52,766

Long-term debt:
Third party	218,890	261,946
Due to parent	40,000	—
	258,890	261,946

Other long-term liabilities	—	496

Total liabilities	309,791	315,208

Minority interest in consolidated subsidiary	—	259

Mandatorily redeemable preferred stock	104,612	97,848

Stockholders’ deficit:
Preferred stock, $.01 par value; shares authorized – 10,000,000; shares issued and outstanding – 98,500 at September 30, 2003 and December 31, 2002	—	—
Common stock, $.01 par value; shares authorized – 150,000,000; shares issued – 30,977,840 at September 30, 2003 and 30,973,989 at December 31, 2002	310	310
Additional paid-in-capital	294,500	299,398
Accumulated other comprehensive loss	(1,704)	(4,533)
Accumulated deficit	(311,092)	(285,777)
	(17,986)	9,398
Common stock held in treasury, at cost (155,500 at September 30, 2003 and 119,500 at December 31, 2002)
	(1,884)	(1,344)
Note receivable from stockholder	(26,213)	(24,887)
Total stockholders’ deficit	(46,083)	(16,833)

Commitments and contingencies

Total liabilities and stockholders’ deficit	$368,320	$396,482

ON COMMAND CORPORATION

(An Indirect Consolidated Subsidiary of Liberty Media Corporation)

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(amounts in thousands, except per share amounts)
Net Revenue:
Net room revenue	$59,462	$58,009	$171,687	$171,393
System and equipment sales and other	1,504	2,781	5,551	7,779
	60,966	60,790	177,238	179,172

Direct costs of net revenue:
Content fees, commissions and other in-room services	31,358	28,901	90,310	85,874
System, equipment and other costs	812	1,333	2,797	3,964
Total costs of net revenue	32,170	30,234	93,107	89,838

Direct margin (exclusive of other operating expenses shown separately below)	28,796	30,556	84,131	89,334

Other operating expenses:
Operations support	5,729	6,073	17,473	19,714
Research and development	1,071	1,143	3,071	3,178
Selling, general and administrative	6,487	5,847	18,319	16,816
Depreciation and amortization	18,297	19,276	56,724	59,277
Asset impairments and other charges	1,502	751	2,758	8,401
Total other operating expenses	33,086	33,090	98,345	107,386

Loss from operations	(4,290)	(2,534)	(14,214)	(18,052)

Interest expense	(4,518)	(3,535)	(11,182)	(10,569)
Other income (expense), net	(68)	(69)	251	653

Loss before income taxes	(8,876)	(6,138)	(25,145)	(27,968)

Income tax benefit (expense)	(39)	14	(170)	(366)

Net loss	(8,915)	(6,124)	(25,315)	(28,334)

Dividends on mandatorily redeemable preferred stock	(2,158)	(2,200)	(6,764)	(6,384)

Net loss attributable to common stockholders	$(11,073)	$(8,324)	$(32,079)	(34,718)

Basic and diluted net loss per common share	$(0.36)	$(0.27)	$(1.04)	$(1.12)

Basic and diluted weighted average number of common shares outstanding	30,853	30,925	30,856	30,908

ON COMMAND CORPORATION

(An Indirect Consolidated Subsidiary of Liberty Media Corporation)

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2003	2002
	(amounts in thousands)

Cash flows from operating activities:
Net loss	$(25,315)	$(28,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,724	59,277
Payments of restructuring costs	(1,060)	(829)
Asset impairments and other changes	2,758	8,401
Other non-cash items	1,790	1,080
Changes in assets and liabilities:
Accounts receivable	4,276	1,739
Other assets	695	(701)
Accounts payable	(10,295)	3,062
Accrued liabilities	(558)	3,755

Net cash provided by operating activities	29,015	47,450

Cash flows from investing activities:
Capital expenditures	(35,396)	(41,444)
Acquisition of minority interest	(300)	—
Cash proceeds from dispositions, net of cash transferred	—	1,135
Cost investments	—	(2,599)

Net cash used in investing activities	(35,696)	(42,908)

Cash flows from financing activities:
Borrowings of debt	49,000	7,000
Repayments of debt	(43,185)	(12,666)
Payment of deferred financing costs	(2,160)	—
Proceeds from issuance of common and preferred stock	—	85

Net cash provided (used) by financing activities	3,655	(5,581)

Effect of exchange rate changes on cash	167	(17)

Net increase (decrease) in cash and cash equivalents	(2,859)	(1,056)

Cash and cash equivalents, beginning of period	4,501	2,869

Cash and cash equivalents, end of period	$1,642	$1,813

Schedule 1

Reconciliation of Adjusted EBITDA to Loss From Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Adjusted EBITDA (1)	15,509	17,493	45,268	49,626
Depreciation and amortization	(18,297)	(19,276)	(56,724)	(59,277)
Asset impairments and other charges	(1,502)	(751)	(2,758)	(8,401)

Loss from Operations	$(4,290)	$(2,534)	$(14,214)	$(18,052)

(1)          Adjusted EBITDA is defined by the Company as revenue less direct costs of revenue and other cash operating expenses, excluding depreciation and amortization and asset impairments and other charges.

A Note on Adjusted EBITDA

The most significant difference between “Adjusted EBITDA”, as defined by the Company, and loss from operations, as determined in accordance with generally accepted accounting principles, is that depreciation and amortization expense are not included in the calculation of Adjusted EBITDA.  “GAAP” requires depreciation and amortization to be shown as an expense in calculating loss from operations because capital spending is not fully expensed in the period incurred.  Rather, the cost of a capital expenditure is spread out over the assumed useful life of the property acquired, under the heading depreciation and amortization, so that the expense can be matched to the revenue anticipated to be generated by that expense.  Thus, excluding depreciation and amortization from a measurement of operating performance will fail to reflect the true cost of operations over time.  Similarly, asset impairment charges reflect non-temporary declines in the value of investments, the original cost of which was not expensed in the period incurred.

However, because depreciation, amortization and impairments and other charges reflect primarily the effects of past capital expenditures, On Command’s management believes that Adjusted EBITDA when considered together with measures prepared in accordance with generally accepted accounting principles can be very useful to investors and analysts as a measurement of the Company’s current operating performance, particularly when assessed in conjunction with information regarding current capital spending and other investing activities and trends, as reported above.  On Command’s management regularly uses Adjusted EBITDA as a measurement to assess the performance of operating units and individuals and to assist in strategic planning and the allocation of resources.

Because Adjusted EBITDA does not reflect changes in working capital or other cash requirements of the Company, it is not intended to represent cash flows for the period, or to reflect funds available for interest, dividends, reinvestment or other discretionary uses.  Adjusted EBITDA has not been presented as an alternative to loss from operations, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.  The Company’s definition of Adjusted EBITDA may differ from similar measurements provided by other public companies.

	Q3 2003	Q2 2003	Q1 2003	Q4 2002	Q3 2002
Room Base Statistics

Total Hotels	3,352	3,364	3,356	3,380	3,383
Total Guest Pay Rooms	879,000	885,000	884,000	891,000	900,000

On-demand Rooms	867,000	873,000	869,000	874,000	880,000
% of total rooms	98.6%	98.6%	98.3%	98.1%	97.8%
Scheduled Rooms (all SpectraVision)	12,000	12,000	15,000	17,000	20,000
% of total rooms	1.4%	1.4%	1.7%	1.9%	2.2%

Domestic Rooms	779,000	786,000	785,000	792,000	801,000
% of total rooms	88.6%	88.8%	88.8%	88.9%	89.0%
International Rooms	100,000	99,000	99,000	99,000	99,000
% of total rooms	11.4%	11.2%	11.2%	11.1%	11.0%

Total Digital Rooms	343,000	333,000	312,000	291,000	275,000

Total Guest Programming Rooms	508,000	515,000	519,000	517,000	519,000

Operating Results & Statistics (in thousands)

Net Room Revenue	$59,462	$57,471	$54,754	$55,228	$58,009
Other Revenue	$1,504	$2,081	$1,966	$3,997	$2,781
Total Revenue	$60,966	$59,552	$56,720	$59,225	$60,790
Direct Costs of Revenue	$32,170	$32,689	$28,248	$31,222	$30,234
Direct Margin	$28,796	$26,863	$28,472	$28,003	$30,556
Operations Support Expense	$5,729	$5,682	$6,062	$6,370	$6,073
Research & Development Expense	$1,071	$917	$1,083	$886	$1,143
SG&A Expense	$6,487	$6,256	$5,576	$4,736	$5,847
Total Operating Expenses	$13,287	$12,855	$12,721	$11,992	$13,063
Adjusted EBITDA	$15,509	$14,008	$15,751	$16,011	$17,493
Loss from Operations	$(4,290)	$(6,387)	$(3,537)	$(4,612)	$(2,534)

As a % of Total Revenue:
Direct Margin	47.2%	45.1%	50.2%	47.3%	50.3%
Operations	9.4%	9.5%	10.7%	10.8%	10.0%
Research & Development	1.8%	1.5%	1.9%	1.5%	1.9%
SG&A	10.6%	10.5%	9.8%	8.0%	9.2%
Adjusted EBITDA	25.4%	23.5%	27.8%	27.0%	29.2%
Loss from Operations	-7.0%	-10.7%	-6.2%	-7.8%	-3.8%

Per Room per Month:
Total Room Revenue	$23.49	$22.77	$21.89	$21.97	$22.86
Total Movie Revenue	$19.19	$18.75	$18.18	$18.38	$19.21
Direct Profit	$10.87	$10.12	$10.70	$10.44	$11.26
Operations Expense	$2.16	$2.14	$2.28	$2.38	$2.24
Adjusted EBITDA	$5.86	$5.28	$5.92	$5.97	$6.54
Loss from Operations	$(1.62)	$(2.41)	$(1.33)	$(1.72)	$(0.85)